Exhibit 10.7

EQT CORPORATION

EQM  TSR  PERFORMANCE  AWARD  AGREEMENT

Non-transferable

G R A N T  T O

(“Grantee”)

by EQT Corporation (the “Company”) and EQT Midstream Services, LLC (“EQM Services”) of Performance Awards (the “Performance Awards”), representing the right to earn, on a one-for-one basis, common units of limited partner interests (“Common Units”) in EQT Midstream Partners, LP (“EQM”), an affiliate of the Company.  The Performance Awards are granted pursuant to and subject to the provisions of the EQT Corporation 2009 Long-Term Incentive Plan, as amended (the “EQT Plan”), the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan (the “EQM Plan”) and the terms and conditions set forth on the following pages of this award agreement (this “Agreement”).

The original target number of Performance Awards subject to this award is                          (as more fully described herein, the “Target Award”).  Depending on the level of EQM TSR for the Performance Period, and Grantee’s continued employment with the Company or its Affiliates through the applicable Vesting Date, Grantee may earn and vest in the Target Award plus any additional Performance Awards accumulated pursuant to Section 4 of this Agreement, in accordance with Exhibit A and the terms of this Agreement.

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Agreement, the EQT Plan and the EQM Plan.

The Performance Awards under this Agreement shall not be effective unless Grantee returns fully executed originals of this Agreement and, to the extent Grantee is not already subject to a confidentiality, non-solicitation and non-competition agreement with the Company, an agreement containing such provisions acceptable to the Company, by               , 2012.

IN WITNESS WHEREOF, EQT Corporation and EQM Services each has caused this Agreement to be executed as of the grant date indicated below (the “Grant Date”).

EQT CORPORATION	Grant Date: , 2012
EQT MIDSTREAM SERVICES, LLC	Accepted by Grantee:

Kimberly L. Sachse
For the Compensation Committee of EQT Corporation and the Board of Directors of EQT Midstream Services, LLC	*SAMPLE DOCUMENT*

TERMS AND CONDITIONS

1.                                       Defined Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the EQT Plan or the EQM Plan.  In addition, and notwithstanding any contrary definition in the EQT Plan or the EQM Plan, for purposes of this Agreement:

(a)                                  “Company” means EQT Corporation, the indirect parent of EQM and EQM Services.

(b)                                 “Common Units” means common units of limited partner interests in EQM.

(c)                                  “Confirmation Date” means the date of the EQT Compensation Committee’s determination and certification of EQM TSR for the Performance Period (including any Quarterly Extension of the Performance Period) in accordance with Exhibit A hereto.  The first Confirmation Date (the “First Confirmation Date”) shall be no later than March 16, 2016, or, if earlier, within 30 days after the occurrence of an EQT Change of Control, an EQM Change of Control or a Unit Delisting Event (or, in the case of an EQM Change of Control or Unit Delisting Event occurring before the First Anniversary, within 30 days after the First Anniversary).  Each additional Confirmation Date, if necessary, shall be within 60 days following the end of the Performance Period, as extended pursuant to Exhibit A.

(d)                                 “Confirmed Performance Awards” means the Performance Awards that have been earned based on the achievement of EQM TSR targets for the Performance Period, as determined by the EQT Compensation Committee in accordance with Exhibit A.  Confirmed Performance Awards are subject to additional employment service conditions as provided in Section 2 of this Agreement.

(e)                                  “EQM” means EQT Midstream Partners, LP, an indirect subsidiary of the Company.

(f)                                    “EQM Change of Control” means a Change of Control of EQM, as defined in the EQM Plan.

(g)                                 “EQM Plan” means the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan, as amended from time to time.

(h)                                 “EQM Services” means EQT Midstream Services, LLC, an indirect subsidiary of the Company and the general partner of EQM.

(i)                                     “EQM TSR” means the percentage change in the value of the Common Units over the Performance Period, including reinvested distributions, as determined in accordance with Exhibit A.

(j)                                     “EQT Change of Control” means a Change of Control of the Company, as defined in the EQT Plan.

(k)                                  “EQT Compensation Committee” means the Compensation Committee of the Board of Directors of EQT.

(l)                                     “EQT Plan” means the EQT Corporation 2009 Long-Term Incentive Plan, as amended from time to time.

(m)                               “First Anniversary” means the first anniversary of the first day of the Performance Period.

(n)                                 “Nationally Recognized Reporting Service” means either the print or electronic version of a nationally recognized publication that reports the daily closing stock prices of New York Stock Exchange listed companies.

(o)                                 “Payment Date” is defined in Section 3 of this Agreement.

(p)                                 “Performance Period” means the period beginning on the first date that the Common Units are open for trading on the New York Stock Exchange and ending at 5:00 p.m. Eastern Time on the earliest of (i) December 31, 2015, (ii) the occurrence of an EQT Change of Control, or (iii) the later of (A) the date of the occurrence of an EQM Change of Control or Unit Delisting Event, or (B) the First Anniversary.  Notwithstanding the forgoing sentence, the Performance Period may be extended for sequential quarterly periods (not to extend beyond December 31, 2017) in accordance with Exhibit A hereto.  If so extended, the end of the Performance Period shall be 5:00 p.m. Eastern Time on the earliest of (i) the last day of such Quarterly Extension, (ii) the date of an EQT Change of Control, or (iii) the date of a Unit Delisting Event.

(q)                                 “Pro Rata Amount” is defined in Section 2(c)(ii) of this Agreement.

(r)                                    “Qualifying Termination” is defined in Section 2(c)(ii) of this Agreement.

(s)                                  “Quarterly Extension” is defined in Exhibit A to this Agreement.

(t)                                    “Target Award” means the number of Performance Awards indicated on the cover page hereof as being the original Target Award.

(u)                                 “Unit Delisting Event” means the date on which the Common Units cease to be publicly traded on an established securities market.

(v)                                 “Vesting Date” is defined in Section 2 of this Agreement.

2.                                                 Earning and Vesting of Performance Awards.

(a)                             General.  The Performance Awards have been credited to a bookkeeping account on behalf of Grantee and do not represent actual Common Units.  Grantee shall have no right to exchange the Performance Awards for cash, property, or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Performance Awards and any future rights to benefits.  The Performance Awards represent the right to earn and vest in the Target Award plus any additional Performance Awards accumulated pursuant to Section 4 of this Agreement, depending on (i) the level of EQM TSR for the Performance Period determined in accordance with Exhibit A, and (ii) except as provided in Section 2(c), Grantee’s continued employment with the Company, its Affiliates, and/or its Subsidiaries through the Vesting Date.  Any Performance Awards that do not become Confirmed Performance Awards will immediately be forfeited to the Company without further consideration or any act or action by Grantee.

(b)                            Vesting Date.  Confirmed Performance Awards, if any, will vest and become non-forfeitable as follows (as applicable, the “Vesting Date”):

(i)                                     EQT Change of Control.  In the case of an EQT Change of Control, any Confirmed Performance Awards will be vested on the date of the EQT Change of Control; provided Grantee has continued in the employment of the Company, its Affiliates, and/or its

Subsidiaries through such date (or, with respect to the Pro Rata Amount only, has previously incurred a Qualifying Termination in accordance with Section 2(c)(ii) below).

(ii)                                  EQM Change of Control or Unit Delisting Event.  In the case of an EQM Change of Control or Unit Delisting Event, any Confirmed Performance Awards will be vested on the Payment Date on or following (i) December 31, 2015, or (ii) the end of the then-current Quarterly Extension, if applicable; provided Grantee has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such Payment Date (or, with respect to the Pro Rata Amount only, has previously incurred a Qualifying Termination in accordance with Section 2(c)(ii) below).

(iii)                               Other.  In any other case, any Confirmed Performance Awards will be vested on the Payment Date on or following the end of the Performance Period; provided Grantee has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such Payment Date (or, with respect to the Pro Rata Amount only, has previously incurred a Qualifying Termination in accordance with Section 2(c)(ii) below).

(c)          Termination of Employment.  Except as provided in the next sentence, in the event Grantee’s employment terminates for any reason, including retirement, at any time prior to the Vesting Date, all of Grantee’s Performance Awards will immediately be forfeited to the Company without further consideration or any act or action by Grantee.  Notwithstanding anything to the contrary in this Section 2:

(i)                                     If Grantee’s employment is terminated voluntarily or involuntarily without fault on Grantee’s part (including retirement) and Grantee remains on the Board of Directors of the Company or the Board of Managers of the General Partner of EQM following such termination of employment, then notwithstanding any prior agreement to the contrary (including an agreement to enter into a form of an executive alternative work arrangement) Grantee’s Performance Awards shall not be forfeited but shall continue to vest in accordance with the above provisions for as long as Grantee remains on such board, in which case any references herein and on Exhibit A to Grantee’s employment shall be deemed to include his or her continued service on such board.  Termination of such board service shall be deemed a termination of employment for purposes of this Agreement.

(ii)                                  If Grantee’s employment is terminated involuntarily and without fault on Grantee’s part, including without limitation termination resulting from death or Disability (a “Qualifying Termination”), then depending on the date of such Qualifying Termination, the employment service condition (but not the EQM TSR performance condition) with respect to the following percentage of Grantee’s Performance Awards (the “Pro Rata Amount”) shall be waived:

Termination Date	Pro Rata Amount
Prior to January 1, 2014	0%
January 1, 2014 through December 31, 2014	25%
January 1, 2015 and thereafter	50%

Therefore, if the Qualifying Termination occurs prior to the end of the Performance Period, Grantees’ Performance Awards in excess of the Pro Rata Amount shall be forfeited as of the date of the Qualifying Termination, but the Pro Rata Amount shall remain outstanding and eligible to become Confirmed Performance Awards, or not, in accordance with Exhibit A.  If the Qualifying Termination occurs after the end of the Performance Period (other than a Performance Period which ends as a result of an EQT Change of Control), Grantees’ Confirmed Performance Awards in excess of the Pro Rata Amount shall be forfeited as of the date of the Qualifying Termination, but the Pro Rata Amount of Grantee’s Confirmed Performance Awards, if any, shall become vested as provided in Section 2(b), and paid as provided in Section 3.

3.                                       Time and Form of Payment.  Confirmed Performance Awards shall be payable as provided in this Section 3:

(a)                      EQT Change of Control.  The Payment Date for Confirmed Performance Awards vesting pursuant to Section 2(b)(i) shall be a date selected by the Company that is no later than 60 days after the date of the EQT Change of Control.

(b)                     EQM Change of Control or Unit Delisting Event.  The Payment Date for Confirmed Performance Awards vesting pursuant to Section 2(b)(ii) shall be a date selected by the Company that is no later than 60 days after (i) December 31, 2015, or (ii) the end of then-current Quarterly Extension, if applicable.  Notwithstanding the foregoing, if Grantee incurs a Qualifying Termination after an EQM Change of Control or Unit Delisting Event and before the scheduled Payment Date, the Payment Date with respect to the Pro Rata Amount shall be a date selected by the Company that is no later than 60 days after such Qualifying Termination, and any excess Confirmed Performance Awards over the Pro Rata Amount shall be forfeited as of the date of the Qualifying Termination.

(c)                      Other.  The Payment Date for Confirmed Performance Awards vesting pursuant to Section 2(b)(iii) shall be a date selected by the Company that is no later than 60 days after the end of the Performance Period.

(d)                     Form of Payment.  Confirmed Performance Awards shall be paid on the Payment Date in Common Units, on the basis of one Common Unit for each Confirmed Performance Award (rounded to the nearest whole Common Unit).  Notwithstanding the foregoing, in the event of an EQT Change of Control, an EQM Change of Control, or a Unit Delisting Event, the Company may elect to pay the Confirmed Performance Awards on the Payment Date in cash, in an amount equal to the number of Common Units otherwise payable multiplied by the Fair Market Value of the Common Units as of the end of the Performance Period.

4.                                       Distribution Equivalents.  If and when distributions are paid with respect to the Common Units while the Performance Awards are outstanding, the dollar amount or fair market value of such distributions with respect to the number of Common Units then underlying the Performance Awards shall be converted into additional Performance Awards in Grantee’s name, based on the Fair Market Value of the Common Units as of the date such distributions were payable, and such additional Performance Awards shall be subject to the same performance and time-vesting conditions and transfer restrictions as apply to the Performance Awards with respect to which they relate.

5.                                       Restrictions on Transfer and Pledge.  No right or interest of Grantee in the Performance Awards may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of

Grantee to any other party other than the Company or an Affiliate or Subsidiary.  Except as provided in the EQT Plan, the Performance Awards may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.  The designation of a beneficiary shall not constitute a transfer.

6.                                       Limitation of Rights.  The Performance Awards do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a unitholder of EQM until Common Units are issued to Grantee upon settlement of the Performance Awards.  Grantee shall not have voting or any other rights as a unitholder of EQM with respect to the Performance Awards.

7.                                       Payment of Taxes.  The Company or any Affiliate or Subsidiary employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Performance Awards.  With respect to withholding required upon any taxable event arising as a result of the Performance Awards, the employer may satisfy the tax withholding required by withholding Common Units having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined as nearly equal as possible to (but no more than) the total minimum statutory tax required to be withheld. The obligations of the Company and EQM Services under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates or Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

8.                                       EQT Plan Controls.  This Agreement and Grantee’s rights hereunder are subject to all the terms and conditions of the EQT Plan and the EQM Plan, as the same may be amended from time to time, as well as to such rules and regulations as may be adopted for administration of the EQT Plan and the EQM Plan.  Notwithstanding anything to the contrary in the EQT Plan or the EQM Plan, it is expressly understood that only the EQT Compensation Committee is authorized to interpret and administer the EQT Plan, the  EQM Plan and this Agreement, and to make all decisions and determinations as it may deem necessary or advisable for the administration thereof, all of which shall be final and binding upon Grantee, the Company, and EQM Services.  In the event of any actual or alleged conflict between the provisions of the EQT Plan or the EQM Plan and the provisions of this Agreement, the provisions of the EQT Plan (and not the EQM Plan) shall be controlling and determinative.  Any conflict between this Agreement and the terms of a written employment agreement with Grantee in effect prior to the Grant Date shall be decided in favor of the provisions of such employment agreement.

9.                                       Source of Common Units.  The Performance Awards represented by this Agreement are granted under the EQT Plan, which allows such awards to be settled in cash, stock of the Company, or other property.  The Performance Awards represented by this Agreement are also granted under the EQM Plan, which allows such awards to be settled in cash, Common Units, or other property.  The Common Units to be issued to Grantee upon settlement of Confirmed Performance Awards hereunder (i) constitute “other property” within the meaning of the EQT Plan, and (ii) shall count against number of Common Units reserved for issuance under the EQM Plan.

10.                                 Recoupment Policy.  Common Units awarded hereunder shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board of Directors of EQT or any committee of such Board, to the extent such policy is applicable to Performance Awards.

11.                                 Relationship to Other Benefits.  The Performance Awards shall not affect the calculation of benefits under the Company’s or its Affiliates’ qualified retirement plans or any other retirement or compensation plan or program of the Company or its Affiliates, except to the extent specially provided in such other plan or program.  Nothing herein shall prevent the Company or its Affiliates from maintaining additional compensation plans and arrangements, provided however that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Agreement regardless of whether the Performance Goal was attained.

12.                                 Amendment.  Subject to the terms of the EQT Plan and/or the EQM Plan, this Agreement may be modified or amended by the EQT Compensation Committee; provided that no such amendment shall materially and adversely affect the rights of Grantee hereunder without the consent of Grantee.  Notwithstanding the foregoing, Grantee hereby expressly agrees to any amendment to the EQT Plan and/or the EQM Plan and this Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.

13.                                 Successor.  All obligations of the Company under the EQT Plan and this Agreement, or of EQM Services under the EQM Plan and this Agreement, with respect to the Performance Awards, shall be binding on any successor to the Company or EQM Services, as the case may be, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or EQM Services, as the case may be.

14.                                 Notice.  Except as may be otherwise provided by the EQT Plan or the EQM Plan or determined by the EQT Compensation Committee and communicated to Grantee, notices and communications hereunder must be in writing and shall be deemed sufficiently given if either hand-delivered or if sent by fax or overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received five business days after mailed, but in no event later than the date of actual receipt.  Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records or, if to the Company or to EQM Services, at the Company’s or EQM Service’s principal executive office, Attention:  Director, Compensation and Benefits.

15.                                 Dispute Resolution.  Notwithstanding anything to the contrary in the EQT Plan or the EQM Plan, Grantee may make a claim only to the EQT Compensation Committee with regard to a payment of compensation provided herein.  If the EQT Compensation Committee receives a claim in writing, it must advise Grantee of its decision on the claim in writing in a reasonable period of time after receipt of the claim (not to exceed 120 days).  The notice shall set forth the following information:

(a)          The specific basis for its decision,

(b)         Specific reference to pertinent Agreement or EQT Plan or EQM Plan provisions on which the decision is based,

(c)          A description of any additional material or information necessary for Grantee to perfect a claim and an explanation of why such material or information is necessary, and

(d)         An explanation of the claim review procedure.

16.                                 Tax Consequences to Grantee.  It is intended that: (i) until the applicable Vesting Date occurs, Grantee’s right to receive Common Units under this Agreement shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; and (ii) until the Common Units are paid on the applicable Vesting Date, Grantee shall have merely an unfunded, unsecured promise to receive such units, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.

The Performance Awards under this Agreement are intended to meet the performance-based compensation exemption from Section 162(m) of the Code.

17.                                 Code Section 409A.

(a)          General.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable regulations (“Section 409A”).

(b)         Definitional Restrictions.  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of a change of control or Grantee’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable unless the circumstances giving rise to such change of control or termination of employment, as the case may be, meet any description or definition of “change in control event” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).

(c)          Six-Month Delay in Certain Circumstances.  Notwithstanding anything in this Agreement to the contrary, if any Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Grantee’s separation from service during a period in which he or she is a “specified employee” within the meaning of Section 409A, then, subject to any permissible acceleration of payment by the Company: (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Grantee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Grantee’s separation from service (or, if Grantee dies during such period, within 30 days after Grantee’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(d)         Permitted Acceleration.  The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Grantee of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

18.                                 Plan and Company Information.  Grantee may access important information about the Company, the EQT Plan and the EQM Plan through the Company’s Knowledge Center and website.  Copies of the EQT Plan, EQT Plan Prospectus, EQM Plan and EQM Plan Prospectus can be found by clicking on and logging into the “Total Rewards” link on the main Knowledge Center page under “Human Resources Links,” and then clicking on the “Wealth” tab.  Copies of the Company’s most recent Annual Report on Form 10-K and Proxy Statement can be found at www.eqt.com  by clicking on the “Investors” link on the main page and then “SEC Filings.” Copies of EQM’s Registration Statement on Form S-1 and, once filed, its most recent Annual Report on Form 10-K can be found at www.eqtmidstreampartners.com by clicking on the “Investors” link on the main page and then “SEC Filings.”  Paper copies of such documents are available upon request made to the Company’s or EQM’s Corporate Secretary, as appropriate.

EXHIBIT A

Determination of Confirmed Performance Awards

The target number of Performance Awards subject to this award is                          (as more fully described in the EQM Performance Award Agreement to which this Exhibit A is attached, the “Target Award”).  Grantee may earn and vest in the Target Award plus any additional Performance Awards accumulated pursuant to Section 4 of the Agreement, depending on (i) the level of EQM TSR for the Performance Period, and (ii) except as provided in Section 2(c) of the Agreement, Grantee’s continued employment through the applicable Vesting Date, as follows:

1.                                       On the First Confirmation Date, the EQT Compensation Committee shall determine and certify the EQM TSR for the Performance Period in accordance with the following steps:

Step 1

The “Beginning Point” is defined as one Common Unit with a value equal to the average closing price of the Common Units as reported in the Nationally Recognized Reporting Service for the thirty (30) consecutive trading day period beginning on and including the date of the commencement of the Performance Period.

Step 2

Distributions paid on the Common Units from the beginning of the Performance Period will be cumulatively added to the Beginning Point as additional Common Units.  The closing price on the last business day of the month in which the record date for the distribution occurs will be used as the basis for determining the number of Common Units to be added.  Subsequent distributions paid during the Performance Period on the additional Common Units added pursuant to this Step 2 will also be added as additional Common Units using the same methodology.  The resulting total number of Common Units accumulated during the Performance Period is referred to as the Total Units Held at Ending Point.

Step 3

The “Ending Point” is defined as Total Units Held at Ending Point times the average of the closing prices of the Common Units as reported in the Nationally Recognized Reporting Service for the last thirty (30) trading days of the Performance Period; provided that in the event of a Unit Delisting Event prior to the First Anniversary, the Ending Point shall be Total Units Held at Ending Point times the average of the closing prices of the Common Units as reported in the Nationally Recognized Reporting Service for the thirty (30) trading days immediately preceding the Unit Delisting Event.

Step 4

EQM’s Total Shareholder Return (“EQM TSR”) will be expressed as a percentage and is calculated by dividing the Ending Point by the Beginning Point and then subtracting 1 from the result.

2.                                       If, as of the First Confirmation Date, the EQM TSR is at least 10%, then Grantee’s Confirmed Performance Awards shall be 100% of the Target Award plus any additional Performance Awards accumulated prior to the Payment Date pursuant to Section 4 of the Agreement.  If the Performance Period ended by reason of an EQT Change of Control or a Unit Delisting Event, and if the EQM TSR is less than 10%, all of Grantee’s Performance Awards will immediately be forfeited to the Company without further consideration or any act or action by Grantee.

3.                                       If, as of the First Confirmation Date (unless such the Performance Period ended by reason of an EQT Change of Control or a Unit Delisting Event), the EQM TSR is less than 10%, then the Performance Period shall be automatically extended for sequential quarterly periods (with the first such period ending on the last day of the calendar quarter in which the First Confirmation Date occurred) not to extend beyond December 31, 2017 (each, a “Quarterly Extension”).  Within 60 days following the end of each such Quarterly Extension, the EQT Compensation Committee shall determine and certify the EQM TSR as of the end of such Quarterly Extension in accordance with paragraph 1 above (with the Beginning Point remaining constant throughout).  If, as of the end of any such Quarterly Extension, the EQM TSR is less than 10%, the Performance Period shall automatically be extended for the next Quarterly Extension, not to extend beyond December 31, 2017.  If, as of the end of any such Quarterly Extension, the EQM TSR is at least 10%, then Grantee’s Confirmed Performance Awards shall be 100% of the Target Award plus any additional Performance Awards accumulated prior to the Payment Date pursuant to Section 4 of the Agreement, and there shall be no further Quarterly Extensions (i.e., the Performance Period will end).  If, as of the end of all permissible Quarterly Extensions, the EQM TSR is less than 10%, all of Grantee’s Performance Awards will immediately be forfeited to the Company without further consideration or any act or action by Grantee.

4.                                       Notwithstanding paragraph 3 above, in the event an EQT Change of Control or a Unit Delisting Event occurs during a Quarterly Extension, the Performance Period shall end as of that date.  Within 60 days after the end of the Performance Period, the EQT Compensation Committee shall determine and certify the EQM TSR as of the end of Performance Period in accordance with paragraph 1 above (with the Beginning Point remaining constant throughout).  If the EQM TSR is at least 10%, then Grantee’s Confirmed Performance Awards shall be 100% of the Target Award plus any additional Performance Awards accumulated prior to the Payment Date pursuant to Section 4 of the Agreement, and there shall be no further Quarterly Extensions.  If the EQM TSR is less than 10%, all of Grantee’s Performance Awards will immediately be forfeited to the Company without further consideration or any act or action by Grantee.

5.                                       The Confirmed Performance Awards shall be further subject to service-based vesting requirements, such that, except as provided in Section 2(c) of the Agreement, they will vest only if and when Grantee remains employed with the Company or any of its Affiliates or Subsidiaries through the applicable Vesting Date, as provided in Section 2 of the Agreement.